Exhibit 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs Enters into Private Placement Agreement with Strategic Investor for $25 Million Equity Financing

Buffalo, NY – June 25, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that it has entered into a securities purchase agreement with David Davidovich, a venture capital investor, for the sale of 6,459,948 unregistered common shares at a price of $3.87 per share for an aggregate of $25 million. The offering represents a 35% premium to the closing market price of $2.86 on June 23, 2015 and a 21% premium to the trailing 60-day volume weighted average price, as reported by Bloomberg. The parties expect to close the transaction on or about July 6, 2015.

The Company also announced that NASDAQ has granted the Company’s request for a financial viability exception to the shareholder approval requirements otherwise applicable to this transaction. The Audit Committee of the Company’s Board of Directors, which is comprised solely of independent, disinterested directors, approved the Company’s reliance on the NASDAQ financial viability exception. In accordance with NASDAQ requirements, the Company will mail a letter to stockholders notifying them of its intention to close the transaction without obtaining approval from its stockholders.

Yakov Kogan, PhD, MBA, Chief Executive Officer, commented, “We are pleased to partner with a long-term investor who shares our confidence in CBLI’s future prospects and recognizes the value of our team and pipeline. We believe this investment provides us with sufficient capital to pursue commercialization of entolimod’s biodefense indication, assuming a positive outcome to the ongoing review of our pre-Emergency Use Authorization dossier by the U.S. Food and Drug Administration, and advance development of our oncology and vaccine adjuvant programs.”

Mr. Davidovich stated, “I believe in the strong potential of CBLI’s products and its team and hope that my investment will provide the company with the necessary support to fully realize its goals.”

In connection with the private placement, the Company’s Board of Directors will increase from 6 to 13 members, 7 of which will be appointed by the new investor. The Company has also agreed to file a registration statement under the Securities Act of 1933, as amended (the “Act”) covering the resale of shares of Common Stock within 16 months after the closing of this transaction; however under the terms of the agreement, the shares will not be eligible for resale until the second anniversary date of closing. These securities have not been registered under the Act and may not be offered or sold in the United States unless registered under the Act or unless an exemption from registration is available. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), acted as financial advisor to the Company.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and through two joint ventures, Panacela Labs, Inc. and Incuron LLC. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words and phrases such as “plan,” “potential,” “will,” “look forward,” “believe” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the conduct and results of our various clinical trials; the efficacy of our therapeutic products; our ability to successfully complete planned clinical studies; and our ability to obtain regulatory approval for our therapeutic products. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These factors include, among others, the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s collaborative relationships and the financial risks related thereto; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company’s need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company’s R&D grants and contracts and its ability to win additional funding under such grants and contracts. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:

Cleveland BioLabs, Inc.

Rachel Levine, Vice President, Investor Relations

T: 917-375-2935

E: rlevine@cbiolabs.com